UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report:  March 10, 2005

VIKING CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Utah

000-22744

87-0442090

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(State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification No.)

Two Lincoln Centre, Suite 300

5420 LBJ Freeway

Dallas, Texas 75240

 (Address of Principal Executive Offices) (Zip Code)

_____________________________________________

(Former Address of Principal Executive Offices (Zip Code)

(972) 386-9996

(Registrant's telephone number, including area code)

_________________________________________________

(Former Name or Former address, if changed since Last Report)

Item 5.02

Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers

At a meeting of the Registrant’s Board of Directors held Saturday, March 5, 2005, the following appointments were made:

Roger Kron, who had been previously appointed as Chief Financial Officer of the Registrant, effective January 30, 2005, along with titles as Senior Vice President, Secretary and Treasurer, was newly appointed as Chief Operating Officer, and as a Director of the Registrant.

Kingman L. Hitz (56) has been appointed as Chief Financial Officer and a Vice President of the Registrant to replace Mr. Kron in that position.  He has previously performed independent consulting duties for the Registrant at various times since the mid 1990’s.  He has been an independent business consultant since 1995 and in 1998 became majority owner and Senior Managing Partner for the firm of Compliance Partners, LLC.  His prior experience also includes serving as CEO of a NASDAQ listed mining company (EQAU) from 1989 to 1995, and holding numerous executive management positions within the Hall Financial Group from 1983 to 1989 including Managing Director of Hall Capital Corporation (venture capital funding) and VP, Treasurer and Financial Operations Principal for Hall’s two NASD licensed brokerage firms.  He has previously served four elected terms on the Board of Directors of the North Texas Chapter of the International Association for Financial Planning in the late 1980’s, and in 1993 was an invited member of a United States Securities and Exchange Commission committee to advise Congress and the President on matters of business regulation and capital formation for small business.  He holds a 1983 Bachelor of Science degree in Finance from the University of Utah and other graduate education.  Currently, Mr. Hitz also serves as the elected National Secretary and Board member of Dodge’s Viper Club of America, Inc., through 2006.  No family relationships exist between Mr. Hitz and any other Officer or Director of the Registrant.  During the last two years, no reportable transactions were conducted between Mr. Hitz and the Registrant.  There is not, as yet, any employment agreement between Mr. Hitz and the Registrant.

Item 8.01

Other Events.

Also on March 5, 2005, in accordance with Article III, Section 11, of the Registrant’s bylaws, the Board of Directors designated an “Executive Committee” with full authority of the Board to manage and exercise affairs of the Company under the existing bylaws as stated.  Directors Steve Mills, Roger Kron and G. David Henry were appointed as the three required members of such Committee according to the bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIKING CAPITAL GROUP, INC.

Date:  March 10, 2005

By:

/s/   Robert Steve Mills

Robert Steve Mills, Chairman and Chief

Executive Officer